U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2016

SEW CAL LOGO, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-13223	46-0495298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

387 Corona St., Suite 555, Denver, CO 80218

 (Address of principal executive offices)

(720) 442-7000

(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws.

Name Change. The company's name will change to Social Life Network, Inc. upon the effective date.

Effective Date; Symbol; CUSIP Number. The Reverse Stock Split becomes effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business on April 11, 2016 (the "Effective Date"), whereupon the shares of common stock will begin trading on a split-adjusted basis. On the Effective Date, the Company name will be Social Life Network, Inc., and the Company's trading symbol will change to "WDLF". In connection with the Reverse Stock Split, the Company's CUSIP number will change to 83362T104.

Split Adjustment; No Fractional Shares, Minimum 100 shares. On the Effective Date, the total number of shares of the Company's Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by 5000. A minimum of 100 shares will be retained, calculated down to the beneficial shareholder.

No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, with a minimum of 100 shares for each shareholder, including 100 share minimum for any shares held in street name.

Non-Certificated Shares; Certificated Shares. Stockholders who are holding their shares in electronic form at brokerage firms do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company's transfer agent at the address given below. The transfer agent will issue a new share certificate reflecting the terms of the Reverse Stock Split to each requesting stockholder, and regular transfer agent fees and processing costs will apply. Our stock transfer agent is:

First American Stock Transfer, Inc.

4747 7th St. #170

Phoenix, AZ 85014

(602) 485-1346

Authorized shares: Decreased. On the Effective Date the total number of authorized shares of the Company will be automatically converted from its current Two Billion shares (2,000,000,000) or (2B) to Five-Hundred Million shares (500,000,000) or (500M). The Par Value of .001 shall remain the same.

State Filing. The Name Change, Reverse Stock Split and the Decrease in the Authorized number of shares was effected by the Company filing Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada on March 17, 2016. The Amendment is not effective until the Effective Date.

No Stockholder Approval Required. Under Nevada law, because the Reverse Stock Split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207, no stockholder approval is required. NRS Section 78.207 provides that the Company may effect the Reverse Stock Split without stockholder approval if (x) both the number of authorized shares of Common Stock and the number of outstanding shares of Common Stock are proportionally reduced as a result of the Reverse Stock Split (y) the Reverse Stock Split does not adversely affect any other class of stock of the Company and (z) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. As described herein, the Company has complied with these requirements.

The Receiver intends to cancel the Preferred Class of shares which currently is not convertible into common stock.

Immediately after the Reverse Stock Split, each stockholder's percentage ownership interest in the Company and proportional voting power will remain virtually unchanged except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split except for those shareholders who own less than 100 shares. They will be rounded up to a minimum of 100 shares down to the beneficial holder level.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

SEW CAL LOGO, INC.
(Registrant)

Dated: April 8, 2016	By:	/s/ Robert Stevens
Robert Stevens, Receiver